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                                                                    EXHIBIT 99.1

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(NABORS INDUSTRIES LTD. LOGO)                                       NEWS RELEASE
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              NABORS' HURRICANE RITA PRELIMINARY DAMAGE ASSESSMENT

HAMILTON, BERMUDA, SEPTEMBER 26, 2005, NABORS INDUSTRIES LTD. (AMEX: NBR), today announced the results of its preliminary assessment of damage incurred during Hurricane Rita. Nabors had a number of rigs in the immediate path of the hurricane. The Company has confirmed that all rigs on various sites on the Outer Continental Shelf are in place and appear to have sustained little or no damage, although personnel have not yet been able to board most of the rigs to complete detailed assessments. The Company's deep drilling barge rig 300, which was operating in inland waters just east of Cameron, Louisiana was submerged but remained on station and sustained water damage to the electrical, power, mud pump and other systems. The rig will be moved to a shipyard as soon as possible for repairs and the Company hopes to have it back in service within weeks.

Nabors also had five Jackup rigs in Sabine Pass with at least two sustaining damage; a cursory inspection of the other rigs indicates little to no damage. The Dolphin 111 had windows in the pilot house and quarters blown out, resulting in water damage to control systems and the quarters. The mast on Jackup rig 54 was blown over but the Company has a substitute mast available and should be able to return the rig to service in a few weeks as well. There is a possibility that some damage was been incurred to components of other rigs stored at a yard proximate to the Port of New Iberia that incurred flooding, but our nearby offices are dry and still functioning.

Nabors land operations had nearly forty rigs proximate the storm's path and has determined that all but one are without any significant damage. The remaining rig, Rig 409 located in Jefferson County Texas, remains inaccessible. However, prior to the storm Nabors had removed all of the engines, mud pumps and electrical distribution equipment from the site and lowered the mast. Although the full extent of any economic loss net of insurance still is not known, Nabors does not expect it to have any material adverse effect on its operating results or financial position.

The Nabors companies own and operate almost 600 land drilling and approximately 875 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors actual results may differ materially from those indicated or implied by such forward-looking statements. FOR FURTHER INFORMATION, PLEASE CONTACT DENNIS A. SMITH, DIRECTOR OF CORPORATE DEVELOPMENT OF NABORS CORPORATE SERVICES, INC. AT (281) 775-8038. TO REQUEST INVESTOR MATERIALS, CALL OUR CORPORATE HEADQUARTERS IN HAMILTON, BERMUDA AT (441) 292-1510 OR VIA EMAIL AT DAN.MCLACHLIN@NABORS.COM.